Adopted by the Compensation
Committee, March 6, 2007

Change in Control Severance Policy

To provide for the continued services of the senior management of ParkerVision, Inc. (“Company”) in the event of a change of control of the Company, the Board of Directors, through the authority of the Compensation Committee, has approved and adopted a severance program for senior management. The severance policy is intended to be binding on the Company as a means of providing compensation to the covered employees if terminated in connection with a change of control as defined in this severance policy.

Covered Employees

This severance policy is applicable to the named executive officers of the Company and other senior management employees as designated by the Compensation Committee. Each designated individual will be referred to herein as a Covered Employee. The initial designees to be covered by this severance policy are the Chief Executive Officer, Jeffery L. Parker, the Chief Technical Officer, David Sorrells, and the Chief Financial Officer, Cynthia Poehlman. Additional Covered Employees designated by the Compensation Committee shall be shall be added to this severance policy by schedule, as updated from time to time.

If at any time during the operative period of this severance policy, any of the Covered Employees has in effect a separate agreement with the Company providing for severance pay in the event of a change of control, then the terms of such agreement will govern any payment in the event of any severance of employment, including in a change of control circumstance, and this severance policy will not be applicable to that Covered Employee.

Term of Severance Policy; Amendment

This severance policy and the arrangements for compensation was approved and adopted by the Compensation Committee on March 6, 2007. This severance policy is effective immediately for an initial term of two years. This severance policy will be automatically extended for one additional year at the end of the initial term and each renewal term thereafter unless the Compensation Committee issues notice of its non-renewal by written notice to each then Covered Employee at least 90 days in advance of the commencement of a renewal term. If notice of termination is given, then this severance policy and the benefits provided will terminate as of the end of the then term and be of no further force and effect.

This severance policy may be amended, modified or terminated in the sole discretion of the Compensation Committee at any time. Notwithstanding the foregoing, any amendment, modification or termination made will be deemed not effective if a change of control, as defined herein, occurs within one year after the date of the amendment, modification or termination is adopted by the Compensation Committee.

Definition of Change of Control

A change of control of the Company for purposes of this severance policy shall mean any one of the following events.

A.
If any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended ("Exchange Act")), is or becomes the "beneficial owner" (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board of Directors does not authorize or otherwise approve such acquisition;

B.
In the event of an acquisition of substantially all of the Company’s assets or at least 65% of the combined voting power of the Company’s then outstanding voting securities in one or more transactions (including by way of merger or reorganization) that has been approved by the Company’s Board of Directors; and

C.
If during any 24-month period, incumbent directors at the beginning of the period (and directors elected or nominated by a majority of the incumbent directors) cease to be a majority of the Board of Directors at the end of the 24-month period.

Protection Period and Entitlement to Benefits; Definitions of Without Cause and Good Reason

If during the two-year period following a change in control of the Company that occurs while this severance policy is in effect, the employment of a Covered Employee is terminated by the Company either without “cause” or the employment is terminated by the Covered Employee for “good reason,” then the Covered Employee will be entitled to the benefits of this severance policy. A Covered Employee is also entitled to the benefits of this severance policy if, at the direction of a third party involved in a transaction that will result in a change of control of the Company, the employment of the Covered Employee is terminated by the Company without “cause” or by the Covered Employee for “good reason.”

For this severance policy without cause will mean for any reason other than the following:

A.	Refusal in bad faith by the Covered Employee to carry out specific written directions of the Board of Directors or committee thereof or the person to which the Covered Employee directly reports;

B.	Willful and continued failure by the Covered Employee to substantially perform his or her employment duties after written notice;

C.	The willfully engaging in misconduct or gross negligence by the Covered Employee resulting in material harm to Company;

D.	The willful violation of any of the Company policies by the Covered Employee resulting in material harm to Company;

E.	Intentional fraud or dishonest action by the Covered Employee in his relations with the Company or contrary to the then Code of Ethics of the Company; or

F.
Conviction of the Covered Employee of any crime involving an act of significant moral turpitude, after appeal or the period for appeal has elapsed without an appeal being filed by the Covered Employee.

For this severance policy good reason will mean any of the following:

A.	Adverse change in the nature of the title, duties or responsibilities, including removal from current employment position, of the Covered Employee;

B.	Reduction in base salary of the Covered Employee, except for across-the-board reduction of not more than 10% applicable to all the Covered Employees;

C.	Significant reduction in the bonus opportunity of the Covered Employee, except for across-the-board reductions applicable to all the Covered Employees; or

D.
Relocation of office in which the Covered Employee is working during the protection period of more than 35 miles from the office location immediately preceding CIC or requirement of the Covered Employee to change office to another location more than 35 miles from the office location in which he is employed during the protection period.

Severance Benefits

In the event of a termination under which the Covered Employee is entitled to receive benefits under this severance policy, there will be paid the following lump sum amounts:

A.
There will be paid a lump sum payment, due on termination (subject to a 6-month delay in payment if required by the Internal Revenue Code Section 409A deferred compensation rules), equal to the applicable multiple (“Multiple”) of base salary of the Covered Employee.  The Multiple will be established from time to time by the Compensation Committee for each Covered Employee, in a range of 50% to 300% of the base salary of the Covered Employee, and added to this severance policy by schedule.

B.
There will be paid an amount in lieu of any bonus, due on termination (subject to a 6-month delay in payment if required by the Internal Revenue Code Section 409A deferred compensation rules), equal to the greater of (i) the bonus or annual incentive compensation earned by the Covered Employee during the prior full fiscal year prior to a change in control, (ii) the average of the bonus or annual incentive compensation earned by the Covered Employee during the three full fiscal years, or that number of full fiscal years Covered Employee was employed by the Company if less, prior to a change in control based on the years in which the Covered Employee was eligible to receive such compensation, or (iii) if not entitled to any bonus or annual incentive compensation during any of the three years prior to the change in control, the target bonus in the year of termination prorated based on the days of service in the year of termination. Bonus and annual incentive compensation for purposes of this policy is defined as the aggregate value of equity and non-equity bonus and annual incentive compensation.

The Covered Employee will be entitled to the continuation of medical and dental benefits, as elected by the Covered Employee at the time of termination, for the applicable COBRA period at the Company expense, if COBRA benefits are elected by the Covered Employee in accordance with applicable regulations.

To the extent that any severance benefits are deemed to be “parachute payments” in accordance with IRS regulations, the Covered Employee will be entitled to a “golden parachute excise tax” gross-up, provided that the parachute payments are at least 110% of the “safe harbor” amount (2.99 times average W-2 amount for the five calendar years preceding the year in which the change of control occurs). Notwithstanding the foregoing, if the parachute payments to the Covered Employee are between 100% and 110% of the safe harbor amount, then there will be a cut back of the amount to bring the total parachute payments within the safe harbor.

Any performance equity award held by the Covered Employee that is not otherwise accelerated by its terms will be accelerated on the date of termination so that the Covered Employee will be fully vested in the award as if all conditions to vesting had occurred as of such date of termination and the award will be exercisable for the term then specified in the award agreement or plan, as applicable.

All of the severance benefits are subject to the Covered Employee providing to the Company a written waiver and release of all other claims they may have against the Company, in the form as reasonably requested by the Company. In addition, if the Covered Employee is not already subject to such agreements, the Covered Employee will enter into agreements in the forms reasonably requested by the Company protecting the confidentiality of the Company information perpetually thereafter and one-year non-competition and non-solicitation provisions. For any Covered Employee subject to an agreement defining “Excess Compensation” or “Post-Employment Compensation” in a covenant restricting the Covered Employee’s ability to compete with the Company, by accepting severance benefits under this policy, the Covered Employee acknowledges and agrees that such benefits constitute a form of retention bonus included within the definition of Excess Compensation or Post-Employment Compensation in such agreement.

Other

Any dispute arising under this severance policy between the Company and any Covered Employee will be settled by arbitration in Jacksonville, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association. The expenses of the arbitration forum and arbitrators will be borne by the Company in all instances. The Company will reimburse the Covered Employee for all its reasonable fees and expenses, including reasonable attorney fees (measured against the fees of attorneys practicing in the greater Jacksonville, Florida area only), in connection with the dispute, if the Covered Employee prevails on at least one material item of its claims under this severance policy, after appeal or the period for appeal has elapsed without an appeal being filed by the Covered Employee. Notwithstanding the foregoing, if the Covered Employee has an indemnification agreement with the Company, then the terms of such agreement will prevail in the event of a conflict with the terms of this severance policy.

Administration

This severance policy will be administered by the Compensation Committee of the Company. In the event there is no Compensation Committee, then it will be administered by the Board of Directors or by any other committee designated by the Board of Directors that deliberates on compensation matters relating to the employees of the Company.